Exhibit 2.5












                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  CIBER, INC.,

                         ARSENAL ACQUISITION CORPORATION

                                       AND

                                ARIS CORPORATION

                                TABLE OF CONTENTS

                                                                                                           Page
ARTICLE I DEFINITIONS .......................................................................................2
         Section 1.1    Definitions..........................................................................2

ARTICLE II EXCHANGE .........................................................................................8
         Section 2.1    The Merger...........................................................................8
         Section 2.2    The Closing..........................................................................8
         Section 2.3    Effectiveness of Merger..............................................................8
         Section 2.4    Effect of the Merger.................................................................8
         Section 2.5    Conversion and Exchange of Stock.....................................................9
         Section 2.6    Closing of the Company's Transfer Books.............................................11
         Section 2.7    Exchange of Certificates............................................................11
         Section 2.8    Adjustment of Stock Consideration...................................................12
         Section 2.9    ARIS Final Closing Balance Sheet....................................................12
         Section 2.10   CIBER Balance Sheets................................................................13
         Section 2.11   Further Action......................................................................13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ARIS..........................................................13
         Section 3.1    Organization........................................................................13
         Section 3.2    Capital Stock of ARIS...............................................................14
         Section 3.3    Authority Relative to this Agreement; Non-contravention.............................14
         Section 3.4    SEC Reports and Financial Statements................................................15
         Section 3.5    Absence of Certain Changes..........................................................16
         Section 3.6    Litigation..........................................................................16
         Section 3.7    Brokers/Financial Advisors..........................................................16
         Section 3.8    Subsidiaries........................................................................16
         Section 3.9    Board Recommendation; ARIS Action; Requisite Vote of ARIS's Stockholders............16
         Section 3.10   Absence of Changes in Benefit Plans.................................................17
         Section 3.11   Compliance with Laws................................................................17
         Section 3.12   Environmental Matters...............................................................17
         Section 3.13   Contracts; Debt Instruments.........................................................18
         Section 3.14   Properties..........................................................................20
         Section 3.15   Intellectual Property...............................................................20
         Section 3.16   Labor Matters.......................................................................21
         Section 3.17   Certain Employee Matters............................................................21
         Section 3.18   Insurance...........................................................................21
         Section 3.19   Taxes...............................................................................22
         Section 3.20   ERISA...............................................................................23
         Section 3.21   Proxy Statement/ Prospectus.........................................................25
         Section 3.22   State Takeover Statutes.............................................................26
         Section 3.23   Business Relations..................................................................26
         Section 3.24   Bank Accounts.......................................................................26
         Section 3.25   Disclosure..........................................................................26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CIBER..........................................................27
         Section 4.1    Organization........................................................................27
         Section 4.2    Capitalization......................................................................27
         Section 4.3    Authority Relative to this Agreement; Non-contravention.............................27
         Section 4.4    SEC Reports and Financial Statements................................................28
         Section 4.5    Litigation..........................................................................29
         Section 4.6    Statements; Proxy Statement/Prospectus..............................................29
         Section 4.7    Broker's or Finder's Fees...........................................................29
         Section 4.8    Tax Status..........................................................................29

ARTICLE V COVENANTS AND OTHER AGREEMENTS....................................................................29
         Section 5.1    Conduct of Business by ARIS.........................................................29
         Section 5.2    Conduct of Business by CIBER........................................................32
         Section 5.3    Proxy Material; Stockholder Meeting.................................................32
         Section 5.4    Confidentiality.....................................................................33
         Section 5.5    Employee Matters....................................................................33
         Section 5.6    Health Insurance....................................................................34
         Section 5.7    Other Offers........................................................................34
         Section 5.8    Indemnification of Officers and Directors...........................................35
         Section 5.9    Stock Exchange Listing..............................................................35
         Section 5.10   Filings; Other Action...............................................................35
         Section 5.11   Satisfaction of Conditions..........................................................35
         Section 5.12   Application of Restrictions.........................................................35
         Section 5.13   Survival............................................................................36
         Section 5.14   Tax-Free Reorganization.............................................................36
         Section 5.15   Section 16b-3.......................................................................36
         Section 5.16   Preservation of Tax Benefit.........................................................36
         Section 5.17   Officer's Certificates..............................................................36
         Section 5.18   Affiliates..........................................................................36
         Section 5.19   Multiple Employer Plan..............................................................36
         Section 5.20   ARIS, UK Ltd........................................................................37

ARTICLE VI CONDITIONS ......................................................................................37
         Section 6.1    Conditions to the Obligation of Each Party..........................................37
         Section 6.2    Additional Conditions to the Obligations of ARIS....................................38
         Section 6.3    Additional Conditions to the Obligations of CIBER...................................38

ARTICLE VII TERMINATION ....................................................................................39
         Section 7.1    Termination.........................................................................39
         Section 7.2    Effect of Termination...............................................................40
         Section 7.3    Expenses; Termination Fee...........................................................41

ARTICLE VIII GENERAL PROVISIONS.............................................................................41
         Section 8.1    Interpretation; Governing Law, Jurisdiction and Service of Process..................41
         Section 8.2    Binding Effect; Assignment..........................................................42
         Section 8.3    Notices.............................................................................42
         Section 8.4    Severability........................................................................43

         Section 8.5    Third-Party Beneficiaries...........................................................43
         Section 8.6    Further Assurances..................................................................43
         Section 8.7    Entire Agreement; Modifications.....................................................43
         Section 8.8    Headings............................................................................43
         Section 8.9    Counterparts........................................................................43
         Section 8.10   Waiver..............................................................................43

                         LIST OF EXHIBITS AND SCHEDULES


Exhibit A           -     Articles of Merger, Including Plan of Merger (Washington State)
Exhibit B           -     Certificate of Merger, Including Plan of Merger (Delaware)
Exhibit C           -     Contracts
Exhibit D           -     Certificate of Incorporation of Surviving Corporation
Exhibit E           -     Option Agreement
Schedule 1.1        -     Permitted Liens
Schedule 3.1        -     State Qualifications; Good Standing
Schedule 3.2(a)     -     ARIS Outstanding Securities
Schedule 3.3        -     List of Conflicts
Schedule 3.4        -     ARIS Financial Statements
Schedule 3.5        -     Absence of Certain Changes
Schedule 3.6        -     Litigation
Schedule 3.10       -     Absence of Changes in Benefit Plans
Schedule 3.11       -     Compliance With Laws
Schedule 3.13       -     Contracts; Debt Instruments
Schedule 3.14       -     ARIS Properties
Schedule 3.15       -     ARIS Intellectual Property
Schedule 3.17(a)    -     Employee Matters
Schedule 3.17(b)    -     Consultants
Schedule 3.18       -     Insurance Policy Matters
Schedule 3.19       -     Covered Taxes
Schedule 3.20       -     Pension Plan, Welfare Plans
Schedule 3.24       -     Bank Accounts
Schedule 4.3        -     Authority Relative to this Agreement; Non-Contravention

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of June 14, 2001, by and among CIBER, INC., a Delaware corporation ("CIBER"), ARSENAL Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of CIBER ("AAC"), and ARIS CORPORATION, a Washington corporation ("ARIS").

                                    RECITALS

     WHEREAS, CIBER, AAC, and ARIS have entered into that certain Agreement and Plan of Merger (the "Original Agreement") effective as of June 14, 2001;

     WHEREAS, CIBER, AAC and ARIS desire to amend the Original Agreement to remove AAC as a party to this Agreement and to provide for the merger of ARIS directly into CIBER, which shall have the tax consequences set forth in Section 368(a)(1)(A) of the Code;

     WHEREAS, Subject to the terms and conditions contained in this Agreement, CIBER desires to acquire the business and properties of ARIS by means of a merger of ARIS with and into CIBER on the terms and conditions set forth herein and in the Articles of Merger and Certificate of Merger attached hereto as Exhibit A and Exhibit B, respectively;

     WHEREAS, Upon consummation of the Merger, ARIS shall be merged with and into CIBER and CIBER shall be the surviving corporation;

     WHEREAS, It is intended that the merger contemplated by this Agreement shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Concurrent with the execution and delivery of this Agreement, Paul
Y. Song, Tina J. Song, AHS LLC and Kendall Kunz ("ARIS Affiliate Shareholders") shall have executed and delivered to CIBER the Voting Agreement under which the ARIS Affiliate Shareholders, among other things, grant to CIBER the right to vote their shares of ARIS capital stock in favor of such merger.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definitions.

     As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquisition Proposal" means any proposal or offer from any person for any business combination.

     "ARIS Closing Stock Price" means the closing price of a share of ARIS common stock on Nasdaq National Market System ("Nasdaq") on the date five consecutive trading days prior to the Closing Date.

     "ARIS Common Stock" means the common stock, no par value per share, of ARIS.

     "ARIS Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to (a) have a material adverse effect on (i) the ability of ARIS to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, (ii) CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iii) CIBER's ability to manage and control the daily business operations of the Surviving Corporation; or (b) cause the failure of ARIS to meet the following tests on the Closing Date: (i) employment of at least 200 consultants who were employed by ARIS on the date of the signing of this Agreement; (ii) the average daily consulting revenue (excluding software royalties and revenue from subcontractors where direct costs are 90% or more of such revenue) for each billing day during the most recent two semi-monthly reporting periods prior to the Closing Date shall not be less than $160,000 reported on a basis consistent with past practice; and (iii) the Final Closing Balance Sheet at the Final Closing Balance Sheet Date shall show Tangible Net Worth of at least $31.0 million, after adding back any severance payments made by ARIS from the date hereof through the Closing Date (which shall not exceed an aggregate of $2.0 million).

     "ARIS SEC Reports" means all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed, or required to be filed, by ARIS with the SEC.

     "ARIS Stock Plans" means the ARIS Corporation 1995 Stock Option Plan, the ARIS Corporation 1997 Stock Option Plan and the 2000 ARIS Corporation Stock Option Plan.

     "ARIS Warrants" means collectively the Warrants For the Purchase of Shares of Common Stock numbered NY97-1, NY97-2, NY97-3, W-1, W-2, W-3, W-4, W-5, W-6, W-7, W-8, W-9, GE and VVF97.

     "Cash Consideration" means the $1.30 per share component of the Merger Consideration.

     "CIBER Closing Stock Price" means the average of the daily closing prices of a share of CIBER Common Stock on the New York Stock Exchange ("NYSE") for the five (5) consecutive trading days ended three (3) days prior to the Closing Date; however, if such average closing price is less than $4.25, then the CIBER Closing Stock Price shall be $4.25, and if such average closing price is greater than $10.25, then the CIBER Closing Stock Price shall be $10.25.

     "CIBER Common Stock" means the common stock, par value $.01 per share, of CIBER.

     "CIBER Material Adverse Effect" means an event, violation, inaccuracy, circumstance or other matter that (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or would reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of CIBER and its Subsidiaries, taken as a whole and (ii) the ability of CIBER to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

     "CIBER SEC Reports" means all forms, reports, schedules, registration statements (including without limitation, the registration statement on Form S-4 filed with the SEC on July 23, 1997), definitive proxy statements and other documents filed, or required to be filed, by CIBER with the SEC.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Contracts" means all of ARIS's and its Subsidiary's right, title and interest in and to all contracts, options, leases (whether of realty or personalty), maintenance, purchase orders, bids in process, commitments, licenses to use software, and other agreements under which either party has an obligation to pay the other in excess of $10,000, including, but not limited to, the agreements identified in Exhibit C attached hereto (which exhibit identifies each Contract that is material to ARIS or any of its Subsidiaries that requires the consent of a third party in order for ARIS, as a subsidiary of CIBER to fulfill such contract).

     "Dissenting Shareholders" means the shareholders of ARIS, if any, who have voted against the transactions contemplated by this Agreement and perfected their dissenters' rights in accordance with the WBCA.

     "Environmental Laws" means any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control regarding Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Form S-4 Registration Statement" means the post-effective amendment to the registration statement on Form S-4 to be filed with the SEC by CIBER in connection with the issuance by CIBER of the Stock Consideration.

     "GAAP" means generally accepted accounting principles.

     "Governmental Entity" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign.

     "Hazardous Substance" means any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including, but not limited to, asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness" means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money or obligations with respect to deposits or advances of any kind to such person, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily or periodically paid (other than trade payables in the ordinary course), (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (f) all capitalized lease obligations of such person, (g) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person and (j) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

     "Intellectual Property" means all (a) patents and patent rights, (b) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and confidential information,  including  formulas,  compositions,  inventions  (whether  or  not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information) (e) other proprietary intellectual property rights and (f) computer programs, software documentation, data, training manuals and related materials.

     "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of the Nasdaq National Market or New York Stock Exchange).

     "Lien" means any mortgage, pledge, claim, lien, charge, encumbrance, security interest or defect in title of any kind or nature other than Permitted Liens.

     "Option Exchange Ratio" equals (Cash Consideration + (Stock Consideration x CIBER Closing Stock Price)) divided by CIBER Closing Stock Price.

     "Pension Plan" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

     "Permitted Exceptions" means those other exceptions identified in the Title Report and approved by CIBER, which approval shall not be unreasonably withheld.

     "Permitted Liens" means those Liens listed on Schedule 1.1.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus to be sent to ARIS's shareholders in connection with the ARIS Shareholders' Meeting.

     "Real Property" means the land situated in the county of King, State of Washington, described as follows: Lot 2, City of Bellevue Short Plat Number CSPS-92-5300, recorded under Recording Number 9212229017, said short plat being a portion of that portion of Stanley Park, according to the plat thereof recorded in Volume 57 of Plats, pages 39 and 40, in King County, Washington, vacated by City of Bellevue Ordinance Number 2322; TOGETHER WITH an easement as delineated on said short plat for ingress, egress and utilities over, under and across the southerly 12.5 feet of Lot 1 of said short plat.

     "Restricted Persons" means ARIS, any of its Subsidiaries, and their respective officers, directors, and duly authorized employees or other agents.

     "Return" or "Returns" means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholders" means all the holders of ARIS Common Stock.

     "Stock Consideration" means .220 shares of CIBER Common Stock, per share of ARIS Common Stock, adjusted as follows (i) if the CIBER Closing Stock Price is less than $5.75, then the number of shares of CIBER Common Stock comprising the Stock Consideration per share shall be determined by dividing $1.265 by the CIBER Closing Stock Price and (ii) if the CIBER Closing Stock is greater than $8.75, then the number of shares of CIBER Common Stock comprising the Stock Consideration shall be determined by dividing $1.925 by the CIBER Closing Stock Price.

     "Subsidiary" means, as to any person (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, owned or controlled by such person, (ii) any partnership of which such person is, directly or indirectly, a general or managing partner, or (iii) any other entity that is directly or indirectly controlled by such person.

     "Superior Proposal" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding ARIS Common Stock on terms that the Board of Directors of ARIS determines, in good faith, (i) after receiving such information and opinions as it deems appropriate under the circumstances that it is required to accept such proposal in order to comply with its fiduciary duties, (ii) after consultation with legal and other appropriate advisers, and (iii) such proposal is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     "Survey" means that certain ALTA survey of the Real Property prepared by Daley-Morrow-Poblete, Inc. and certified to CIBER in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ALSM Land Title Surveys, including the following optional items from Table A thereto: Items 1-11, 14 and 26.

     "Tangible Net Worth" means total shareholder equity less goodwill.

     "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind, including without limitation all payroll, employment, income, use, ad valorem, sales, gross receipts, franchise, estimated, social security and other withholding taxes, including any interest, penalties or additions imposed with respect to such amounts.

     "Taxing Authority" means any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

     "Title Company" means Pacific Northwest Title.

     "Title Report" means the current preliminary title report or title commitment, and copies of all exception documents identified in such current preliminary title report or title commitment, issued and delivered by the Title Company for an ALTA owner's fee title insurance policy with respect to the Real Property, committing to insure merchantable fee simple title to the Real Property, in the amount equal to the fair market value as improved, with the standard exceptions deleted and subject only to the permitted exception of liens for real property taxes and assessments for the current year, not yet delinquent, and the Permitted Exceptions.

     "Warrant  Exchange  Ratio"  means  equals  (Cash   Consideration  +  (Stock
Consideration x CIBER Closing Stock Price))divided by CIBER Closing Stock Price.

     "Welfare Plan" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

     Each of the following terms is defined in the Section set forth opposite such term:

         TERM                                                    SECTION

ARIS Common Stock                                                3.2(a)
ARIS Final Closing Balance Sheet                                 2.9

ARIS Pension Plan                                                3.20(e)
ARIS Shareholders Meeting                                        5.3(a)
ARIS Stock                                                       3.2(a)
ARIS Stock Certificate                                           2.5(c)
Benefit Plans                                                    3.20(a)
CIBER Filed SEC Document                                         4.4
CIBER Final Closing Balance Sheet                                2.10
Closing                                                          2.2
Closing Date                                                     2.2
Code                                                             Recitals
Commonly Controlled Entity                                       3.20(a)
Covered Taxes                                                    3.18(a)
DGCL                                                             2.1
Dissenting Share                                                 2.5(a)
Effective Time                                                   2.3
Exchange Agent                                                   2.7
Final Closing Balance Sheet                                      2.9
Final Closing Balance Sheet Date                                 2.9
Fixed Fee Contract                                               3.12
Merger                                                           2.1
Merger Consideration                                             2.5(a)
Net Worth                                                        2.8(c)
Option Agreements                                                5.5
Projected Closing Balance Sheet                                  3.4
Properties                                                       3.12
Required ARIS Shareholder Vote                                   3.9(b)
Shares                                                           2.5(a)
Surviving Corporation                                            2.1
Takeover Statute                                                 3.21
Transfer Agent                                                   2.7
Voting Agreement                                                 Recitals
WBCA                                                             2.1

                                   ARTICLE II
                                    EXCHANGE

     Section 2.1 The Merger. On and subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with the Washington Business Corporation Act (the "WBCA") and the Delaware General Corporation Law (the "DGCL"), ARIS will merge with and into CIBER, the separate existence of ARIS shall cease and CIBER shall continue as the surviving corporation (the "Surviving Corporation") in the merger (the "Merger").

     Section 2.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Davis Graham & Stubbs LLP at 1550 17th Street, Suite 500, Denver, Colorado 80202 at 10:00 a.m. local time, within three (3) business days following the day on which the conditions set forth in Article VI shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as CIBER and ARIS may agree; but in any event no later than November 15, 2001. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     Section 2.3 Effectiveness of Merger. On the Closing Date subject to the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger, (a) CIBER and ARIS shall execute and deliver the Articles of Merger, which articles shall be substantially in the form attached hereto as Exhibit A, and file such Articles of Merger, including the Plan of Merger attached thereto and, if required by law, this Agreement, with the Secretary of State of the State of Washington pursuant to Section 23B-11-050 of the WBCA, and
(b) CIBER and ARIS shall also execute and deliver the Certificate of Merger, which certificate shall be substantially in the form attached hereto as Exhibit B, and file such Certificate, including the Plan of Merger, with the Secretary of State of the State of Delaware pursuant to Section 251 of the DGCL. The Merger shall become effective as of the time of the last to occur of (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

     Section 2.4 Effect of the Merger.

          (a) General. The Merger shall have the effect set forth in the WBCA and the DGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of ARIS in order to carry out and effectuate the transactions contemplated by this Agreement.

          (b) Certificate of Incorporation; Bylaws; Directors and Officers. The Certificate of Incorporation of CIBER, which is attached hereto as Exhibit D, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the DGCL. The by-laws of CIBER in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The officers and directors of CIBER immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws and the DGCL.

          (c) Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     Section 2.5 Conversion and Exchange of Stock. At the Effective Time, by virtue of the Merger, and without any action on the part of CIBER, ARIS, or any holder of ARIS Common Stock:

          (a) Each share of ARIS Common Stock issued and outstanding immediately prior to the Effective Time (other than any share of ARIS Common Stock as to which any Shareholder has properly exercised its dissenters rights under the WBCA (a "Dissenting Share")) shall be exchanged for the Cash
     Consideration, and the Stock Consideration (together with the Cash Consideration, the "Merger Consideration"). The shares of CIBER Common Stock issuable to holders of ARIS Stock shall be referred to herein as the "Shares."

          (b) Each  Dissenting  Share  shall  not be  converted  as set forth in
     Section 2.5(a) above, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Share pursuant to the WBCA; provided, however, that each Dissenting Share in respect of which a claim for appraisal is irrevocably withdrawn after the Effective Time shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration.

          (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time all shares of the ARIS Common Stock shall cease to be outstanding and shall be canceled and retired, and each holder of shares of the ARIS Common Stock shall thereafter cease to have any rights with respect to such shares of the ARIS Common Stock, except the right to receive, without interest, the CIBER Common Stock in accordance with Article II hereof upon the surrender of a certificate representing such shares of the ARIS Common Stock (an "ARIS Stock Certificate") or, with respect to a Dissenting Share, the right to receive such consideration per Dissenting Share as such holders of Dissenting Shares may be determined to be entitled pursuant to the WBCA.

          (d) At the Effective Time, all stock options to purchase shares of ARIS Common Stock (each, an "ARIS Stock Option") that are then outstanding and unexercised, shall cease to represent a right to acquire shares of ARIS Common Stock and shall be converted automatically into options to acquire shares of CIBER Common Stock as provided below, and CIBER shall assume each ARIS Stock Option subject to the terms of any of the ARIS Stock Plans and the agreements evidencing grants thereunder. From and after the Effective Time, (i) the number of shares of CIBER Common Stock purchasable upon exercise of each outstanding ARIS Stock Option shall be equal to the product of (x) the number of shares of ARIS Common Stock that were purchasable under that Company Stock Option immediately prior to the Effective Time multiplied by (y) the Option Exchange Ratio (subject to adjustment as provided in this Agreement), rounded down to the nearest whole share of CIBER Common Stock, and (ii) the exercise price per share of CIBER Common Stock under each ARIS Stock Option shall be obtained by dividing (x) the exercise price per share of ARIS Common Stock of each ARIS Stock Option immediately prior to the Effective Time by (y) the Option Exchange Ratio (subject to adjustment as provided in this Agreement), and rounding up or down to the nearest cent. The Board of Directors of ARIS (or a duly empowered committee thereof) has adopted all resolutions and otherwise taken all action necessary to effectuate the foregoing.

          (e) Within 120 days after the Effective Time, CIBER shall offer to all former holders of ARIS Stock Options whose ARIS Stock Options were outstanding and unexercised at the Effective Time, and at the Effective Time had a per share exercise price equal to or greater than the dollar value of the per share Merger Consideration ("Out-of-the-Money Stock Options"), the opportunity to exchange such Out-of-the-Money Stock Options for options to purchase CIBER Common Stock ("New CIBER Options"). The New CIBER Options offered in such an exchange shall have an exercise price equal to the closing price of CIBER Common Stock on the New York Stock Exchange on the trading day immediately prior to the date of grant. The New CIBER Options shall be issued subject to the terms of the CIBER Employee Equity Incentive Plan. The number of New CIBER Options exchanged shall have approximately the same economic value as the Out-of-the-Money ARIS Stock Options using a Black-Scholes or similar valuation model calculation.

          (f) Prior to the Effective Time, CIBER shall reserve for issuance and make available for issuance in accordance with subsection (d) above the number of shares of CIBER Common Stock necessary to satisfy CIBER's obligations under Section 2.5. As soon as reasonably practicable after the Effective Time, but no later than three (3) business days after the Effective Time, CIBER shall file with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of CIBER Common Stock which are subject to the ARIS Stock Options as provided in
     Section 2.5, and shall use reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as any ARIS Stock Option remains outstanding.

          (g) At the Effective Time, warrants to purchase shares of ARIS Common Stock (each, an "ARIS Warrants") that are then outstanding and unexercised, shall cease to represent a right to acquire shares of ARIS Common Stock and shall be converted automatically into warrants to acquire shares of CIBER Common Stock as provided below, and CIBER shall assume each ARIS Warrant subject to the terms of the agreements evidencing grants thereunder. From and after the Effective Time, (i) the number of shares of CIBER Common Stock purchasable upon exercise of each outstanding ARIS Warrant shall be equal to the product of (x) the number of shares of ARIS Common Stock that were purchasable under that ARIS Warrant immediately prior to the Effective Time multiplied by (y) the Warrant Exchange Ratio (subject to adjustment as provided in this Agreement), rounded down to the nearest whole share of CIBER Common Stock, and (ii) the exercise price per share of CIBER Common Stock under each ARIS Warrant shall be obtained by dividing (x) the exercise price per share of ARIS Common Stock of each ARIS Warrant immediately prior to the Effective Time by (y) the Warrant Exchange Ratio (subject to adjustment as provided in this Agreement), and rounding up or down to the nearest cent. The Board of Directors of ARIS (or a duly empowered committee thereof) has adopted all resolutions and otherwise taken all action necessary to effectuate the foregoing.

          (h) No fractional share of CIBER Common Stock will be issued by virtue of the Merger but, in lieu thereof, CIBER shall pay to the Exchange Agent an amount of cash sufficient for the Exchange Agent to pay each former holder of shares of ARIS Common Stock who would otherwise be entitled to a fraction of a share of CIBER Common Stock (after aggregating all fractional shares of CIBER Common Stock to be received by such holder) an amount of cash (rounded to the nearest whole cent) equal to the product obtained by multiplying (x) such fraction of a share of CIBER Common Stock by (y) the dollar value of the Merger Consideration per share.

     Section 2.6 Closing of the Company's Transfer Books. At the Effective Time: the stock transfer books of ARIS shall be closed with respect to all shares of ARIS Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of ARIS Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid ARIS Stock Certificate is presented to the Exchange Agent or to CIBER, such ARIS Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.7

     Section 2.7 Exchange of Certificates.

          (a) On or prior to the Closing Date, CIBER shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, CIBER shall deposit with the Exchange Agent (i) certificates representing the shares of CIBER Common Stock issuable pursuant to this Article II, and (ii) cash sufficient to pay the Cash Consideration and to make payments in lieu of fractional shares in accordance with Section 2.5. The shares of CIBER Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of ARIS Stock Certificates
     (i) a letter of transmittal in customary form and containing such provisions as CIBER may reasonably specify (including a provision confirming that delivery of ARIS Stock Certificates shall be effected, and risk of loss and title to ARIS Stock Certificates shall pass, only upon delivery of such ARIS Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of ARIS Stock Certificates in exchange for certificates representing CIBER Common Stock. Upon surrender of a ARIS Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or CIBER, (1) the holder of such ARIS Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of CIBER Common Stock and the Cash Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5 (together with cash in lieu of any fractional share of CIBER Common Stock), and (2) the ARIS Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7, each ARIS Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of CIBER

     Common Stock, the Cash Consideration (together with cash in lieu of any fractional share of CIBER Common Stock) as contemplated by Section 2.5. If any ARIS Stock Certificate shall have been lost, stolen or destroyed, CIBER may, in its discretion and as a condition precedent to the issuance of any certificate representing CIBER Common Stock, require the owner of such lost, stolen or destroyed ARIS Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as CIBER may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent or CIBER with respect to such ARIS Stock Certificate.

          (c) No dividends or other distributions declared or made with respect to CIBER Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered ARIS Stock Certificate with respect to the shares of CIBER Common Stock that such holder has the right to receive in the Merger until such holder surrenders such ARIS Stock Certificate in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (d) Any portion of the Exchange Fund that remains undistributed to holders of ARIS Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to CIBER upon demand, and any holders of ARIS Stock Certificates who have not theretofore surrendered their ARIS Stock Certificates in accordance with this Section
     2.7 shall thereafter look only to CIBER for satisfaction of their claims for CIBER Common Stock, cash in lieu of fractional shares of CIBER Common Stock and any dividends or distributions with respect to CIBER Common Stock.

          (e) Each of the Exchange Agent and CIBER shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of ARIS Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (f) Neither CIBER nor the Surviving Corporation shall be liable to any holder or former holder of ARIS Common Stock or to any other Person with respect to any shares of CIBER Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     Section 2.8 Adjustment of Stock Consideration. If subsequent to the date of this Agreement but prior to the Closing Date, the outstanding shares of CIBER Common Stock or the ARIS Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Stock Consideration shall be appropriately adjusted.

     Section 2.9 ARIS Final Closing Balance Sheet. ARIS shall deliver to CIBER three (3) business days prior to the Closing Date a consolidated balance sheet of ARIS and its Subsidiaries prepared in accordance with GAAP consistently with ARIS's standard month-end closing procedure and reviewed by independent auditors acceptable to CIBER in accordance with its standard quarter-end review procedures (the "ARIS Final Closing Balance Sheet"). The ARIS Final Closing Balance Sheet shall fairly present the financial position of ARIS and its Subsidiaries as of the ending date of the month immediately preceding the Closing Date if the Closing Date is on or after the 15th day of the month, or as of the ending date of the second month preceding the Closing Date if the Closing Date is prior to the 15th day of the month (such date being the "Final Closing Balance Sheet Date") in accordance with GAAP.

     Section 2.10 CIBER Balance Sheets. CIBER shall deliver to ARIS (i) ten (10) business days after the date of this Agreement Date a consolidated balance sheet of CIBER and its Subsidiaries prepared in accordance with GAAP consistently with CIBER's standard month-end closing procedure for the period ended May 31, 2001, and (ii) three (3) business days prior to the Closing Date a consolidated balance sheet of CIBER and its Subsidiaries prepared in accordance with GAAP consistently with CIBER's standard month-end closing procedure (the "CIBER Final Closing Balance Sheet"). The CIBER Final Closing Balance Sheet shall fairly present the financial position of CIBER and its Subsidiaries as of the Final Closing Balance Sheet Date in accordance with GAAP.

     Section 2.11 Further Action. If, at any time after the Effective Time, any further action is determined by CIBER to be necessary or desirable to carry out the purposes of this Agreement or to vest CIBER with full right, title and possession of and to all rights and property of ARIS, the officers and directors of CIBER shall be fully authorized (in the name of CIBER, in the name of ARIS and otherwise) to take such action.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF ARIS

     Except as otherwise set forth in the section of the disclosure schedule of the same section number heading in the ARIS Disclosure Schedules, ARIS hereby represents and warrants to CIBER as follows:

     Section 3.1 Organization. ARIS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has the corporate power to own its property and to carry on its business as now being conducted. ARIS and its Subsidiaries are duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by them or the character of the property owned, leased or used by them makes such qualification and/or licensing necessary, except where the failure to be so qualified and/or licensed would not have a ARIS Material Adverse Effect. ARIS has delivered to CIBER complete and correct copies of its articles of incorporation and bylaws, as amended to the date of this Agreement and the articles of incorporation and bylaws, or other applicable organizational documents, of each of ARIS's Subsidiaries. Attached hereto as Schedule 3.1 is a complete list of those states in which ARIS is required to be qualified and/or licensed to do business and an indication of whether ARIS is so qualified and/or licensed and in good standing in such states.

     Section  3.2  Capital  Stock of ARIS.

          (a) At the date hereof:

               (i) ARIS's authorized capital stock consists of 5,000,000 shares of preferred stock, no par value per share, none of which are outstanding, and 100,000,000 shares of ARIS Common Stock, no par value per share, of which 11,331,116 are issued and outstanding (the "ARIS Stock"); and

               (ii) Except as set forth in Section 3.2(a) or on Schedule 3.2(a), there are not outstanding as of the date hereof (A) shares of stock or other voting securities of ARIS, (B) securities of ARIS convertible into or exchangeable for shares of stock or voting securities of ARIS or (C) any options, warrants or other rights to acquire from ARIS, or other obligation of ARIS to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of ARIS.

          (b) All outstanding shares of ARIS Stock have been and, at or prior to the Effective Time, will be duly authorized and validly issued, fully paid and non-assessable.

     Section  3.3  Authority  Relative  to  this  Agreement;  Non-contravention.

          (a) ARIS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by ARIS, the performance by ARIS of its obligations hereunder and the consummation by ARIS of the transactions contemplated herein have been duly authorized by the board of directors of ARIS, and no other corporate proceedings on the part of ARIS other than the approval of the Shareholders are necessary to authorize the execution and delivery of this Agreement, the performance by ARIS of its obligations hereunder and, except for the filing of the Articles of Merger with the Secretary of State of the State of Washington, the filing at the Certificate of Merger with the Secretary of State of the State of Delaware, the consummation by ARIS of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ARIS and constitutes a valid and binding obligation of ARIS, enforceable against ARIS in accordance with its terms.

          (b) Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by ARIS nor the consummation by ARIS of the transactions contemplated herein nor compliance by ARIS with any of the provisions hereof will (i) conflict with or result in any breach of the articles of incorporation or by-laws of ARIS, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets or properties of ARIS under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which ARIS is a party or by which ARIS or any of its properties or assets, may be bound, or any permit, concession, franchise or license applicable to it or its properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to ARIS or any of its properties or assets, other than any such event described in items (ii) or (iii) which would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a ARIS Material Adverse Effect.

          (c) Except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Washington, the filing of the Certificate of Merger and Plan of Merger with the Secretary of State of the State of Delaware, and such filings as may be required by the Exchange Act, the HSR Act, and any foreign antitrust law or regulation, no action by ARIS or any governmental authority is necessary for ARIS's execution and delivery of this Agreement or the consummation by ARIS of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a ARIS Material Adverse Effect.

          (d) No consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of ARIS for or in connection with the execution and delivery of this Agreement or the performance by ARIS of the transactions contemplated on its part hereby, except for any action contemplated by subsection (c) above or where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have an ARIS Material Adverse Effect.

     Section 3.4 SEC Reports and Financial Statements. Since January 1, 1998, ARIS has filed with the SEC all ARIS SEC Reports required to be filed by ARIS with the SEC. As of their respective dates, the ARIS SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such ARIS SEC Reports and, except to the extent that information contained in any ARIS SEC Report has been revised or superseded by a later ARIS SEC Report filed and publicly available prior to the date of this Agreement (a "Filed SEC Document"), none of the ARIS SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ARIS included in the ARIS SEC Reports that are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of ARIS and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the ARIS SEC Reports, neither ARIS nor any of the ARIS Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of ARIS and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a ARIS Material Adverse Effect. None of the ARIS Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

     Section 3.5 Absence of Certain Changes. Except as set forth in Schedule 3.5, (i) since March 31, 2001, ARIS has conducted its business only in the ordinary course and there has not been any change by ARIS in accounting principles or methods except insofar as may be required by GAAP, and (ii) since March 31, 2001, there has not been (A) any granting by ARIS to any officer or director of ARIS of any increase in compensation, except in the ordinary course of business consistent with prior practice, (B) any granting by ARIS to any such officer of any increase in severance or termination pay, (C) any entry by ARIS into any employment, severance or termination with any such officer, (D) any right or option granted by ARIS to any employee or the acceleration of the vesting or exercise of any such right or option, or (E) any purchase, redemption, or other acquisition of shares of ARIS's capital stock or any interest therein.

     Section 3.6 Litigation. Except as set forth in Schedule 3.6, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of ARIS, threatened, to which ARIS or any of its Subsidiaries is, or would be, a party or by which it is or would be affected which, considered individually or in the aggregate, if determined adversely to ARIS or any of its Subsidiaries, is reasonably likely
(i) to have a ARIS Material Adverse Effect, (ii) to impair the ability of ARIS to perform its or their obligations under this Agreement or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against it having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     Section 3.7 Brokers/Financial Advisors. Except for Friedman, Billings, Ramsey & Co., Inc. ("FBR"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ARIS. Prior to the date of this Agreement, ARIS has provided to CIBER a complete and correct copy of all agreements between ARIS and FBR pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement.

     Section 3.8 Subsidiaries. Except as set forth in Schedule 3.8, ARIS has no Subsidiaries.

     Section 3.9 Board Recommendation; ARIS Action; Requisite Vote of ARIS's Stockholders.

          (a) The board of directors of ARIS has by resolutions duly adopted by the unanimous vote of its entire board of directors at a meeting of such board duly called and held on June 11, 2001, determined that the Merger is fair to and in the best interests of ARIS and its Shareholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and recommended that the Shareholders of ARIS approve and adopt this Agreement and the Merger. In connection with such approval, ARIS's board of directors shall have received from FBR an opinion to the effect that the consideration to be paid to the shareholders of ARIS in the Merger is fair to the shareholders of ARIS from a financial point of view subject to the assumptions and qualifications in such opinion. A copy of such opinion has been delivered to CIBER and such opinion has not been withdrawn or modified in any material respect. ARIS has been authorized by FBR to include such opinion in its entirety in the Proxy Statement, so long as such inclusion is in form and substance reasonably satisfactory to FBR and its counsel.

          (b) The affirmative vote of two-thirds of the shareholders of ARIS is required for approval and adoption of this Agreement and the Merger (the "Required ARIS Shareholder Vote"), and no other vote of any holder of ARIS's securities is required for the approval and adoption of this Agreement or the Merger.

     Section  3.10 Absence of Changes in Benefit  Plans.  Except as set forth in
Schedule 3.10, since December 31, 2000, there has not been any adoption or amendment by ARIS of any Benefit Plan. Except as set forth in the financial statements described in Section 3.4 hereof and for those agreements set forth on
Schedule 3.10, and except for obligations existing as a matter of law, there exists no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between ARIS and any current or former employee, officer or director of ARIS who earns (or earned prior to termination) annual cash compensation in excess of $100,000. No Benefit Plan provides benefits to any person who is not a current employee, officer or director of ARIS.

     Section 3.11 Compliance with Laws. Neither ARIS nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that are not, individually or in the aggregate, reasonably expected to result in a ARIS Material Adverse Effect or otherwise adversely impact the business of ARIS. Except as set forth in Schedule 3.11, ARIS and its Subsidiaries have not received any written communication during the past two fiscal years from a Governmental Entity that alleges that it is not in compliance with any applicable law. Except for expenditures to maintain routine business licenses and Taxes not yet due and payable, neither ARIS or any of its Subsidiaries is required to make, and neither ARIS nor any of its Subsidiaries has a reasonable expectation that it will be required to make, any expenditures to achieve or maintain compliance with applicable law. ARIS and its Subsidiaries are in material compliance with all immigration and other laws relating to the employment or retention of persons who are not citizens of the United States. No investigation or review by any Governmental Entity with respect to the business of ARIS or any of its Subsidiaries is pending or threatened.

     Section 3.12 Environmental  Matters.

          (a) ARIS and its Subsidiaries have not (x) placed or disposed of any Hazardous Substances on, under, from or at any of ARIS's or any of its Subsidiary's properties or any other properties presently or formerly owned or operated by ARIS or any of its Subsidiaries (the "Properties"), in violation of any applicable Environmental Laws, except for violations that would not, in all such cases, taken individually or in the aggregate, reasonably be expected to result in a ARIS Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, except for violations that would not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a ARIS Material Adverse Effect or otherwise materially adversely impact the business of ARIS, or (z) received any written notice (A) during the preceding five fiscal years from a Governmental Entity that ARIS or any of its Subsidiaries are in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of hazardous substances at the Properties or any other properties for which ARIS or any of its Subsidiaries may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by ARIS or any of its Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties.

          (b) No Environmental Law imposes any obligation upon ARIS or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of ARIS's or any of its Subsidiaries, owned or leased properties under any Environmental Law.

     Section 3.13 Contracts; Debt Instruments. Except as set forth in Schedule 3.13, neither ARIS nor or any of its Subsidiaries is a party to or bound by:

          (a) any employment or consulting agreement, contract or commitment with any executive officer or higher level employee or member of ARIS's board of directors, other than those that are terminable by ARIS or any of its Subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to ARIS;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in the ordinary course of business;

          (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of ARIS or any of its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment that directly or indirectly prevents ARIS or any of its Subsidiaries from providing services to or performing work for competitors of any customer of ARIS or any of its Subsidiaries or any other similar restriction imposed on ARIS or any of its Subsidiaries by a customer;

          (f) any agreement, contract or commitment currently in force relating to the disposition or acquisition by ARIS or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which ARIS or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than ARIS's Subsidiaries;

          (g) any customer, dealer, distributor, marketing or development agreement currently in force under which ARIS or any of its Subsidiaries has continuing material obligations to provide any product, technology or service and that may not be canceled without penalty upon notice of ninety
     (90) days or less, or any material agreement entered into outside the ordinary course pursuant to which ARIS or any of its Subsidiaries have continuing material obligations to develop any Intellectual Property that may not be canceled without penalty upon notice of ninety (90) days or less;

          (h) any agreement, contract or commitment currently in force and entered into outside the ordinary course of business to provide source code to any third party for any product or technology that is material to ARIS or any of its Subsidiaries;

          (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 individually;

          (j) any material settlement agreement entered into within two (2) years prior to the date of this Agreement; or (k) any agreement entered into in the ordinary course of business providing for annualized revenue to ARIS or any of its Subsidiaries of more than $500,000.

          (l) any written or oral contract for hire which obligates ARIS or any of its Subsidiaries to work on a fixed-fee basis regardless of the number of hours actually spent on the project by the ARIS or Subsidiary employees (a "Fixed-Fee Contract"), and, to the best of ARIS's knowledge, no Fixed-Fee Contract would reasonably be expected as of the Effective Time to cost ARIS or any of its Subsidiaries more in expenses and wages payable to its employees than fees and revenues generated by the Fixed-Fee Contract except where the cost of completing such Fixed Fee Contracts, individually or in the aggregate, would not reasonably be expected to result in a ARIS Material Adverse Effect.

     ARIS and its Subsidiaries are not, nor to ARIS's knowledge is any other party to a Contract, in breach, violation or default under, and neither ARIS nor any of its Subsidiaries have received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any contract that is required to be disclosed above Schedule 3.13 in such a manner as would permit any other party to cancel or terminate any such Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     Section 3.14 Properties.

          (a) ARIS and its Subsidiaries have good title to, or valid leasehold interests in, all of their properties and assets, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business or except where the lack of good title or valid leasehold interests would not reasonably be expected to result in a ARIS Material Adverse Effect. All such assets and properties, other than assets and properties in which ARIS or any of its Subsidiaries have leasehold interests, are free and clear of all Liens other than the Permitted Liens. The tangible personal property used by ARIS or any of its Subsidiaries that has net book value, in the case of each item, of $10,000 or more is in good operating condition and repair, ordinary wear and tear excepted, and all personal property leased by ARIS or any of its Subsidiaries are in the condition required of such property by the terms of the lease applicable thereto during the term of such lease and upon the expiration thereof, except for such variances in the condition thereof, as could not reasonably be expected to result in a ARIS Material Adverse Effect.

          (b) ARIS and its Subsidiaries have complied with the terms of all leases to which any of them is a party and under which any of them is in occupancy, and all such leases are in full force and effect. Except as set forth on Schedule 3.14, ARIS or an ARIS Subsidiary enjoy peaceful and undisturbed possession under all such leases. ARIS and its Subsidiaries own no real property other than the Real Property.

          (c) Unless ARIS sells the Real Property after the date hereof in a transaction approved by CIBER, which approval shall not be unreasonably withheld, (i) ARIS shall have good and marketable title to the Real Property as of the Closing Date, and (ii) shall deliver to CIBER, (A) within 30 days of signing this Agreement, a Title Report, together with all recorded documents referenced in the Title Report, and (B) within 45 days of signing this Agreement, a Survey, both of which shall express such results as shall be reasonably satisfactory to CIBER.

     Section 3.15 Intellectual Property.

     (a) Attached hereto as Schedule 3.15 is a list and brief description of all patents, patent rights, trademarks, trade names, copyrights, service marks, trade secrets or applications therefor and other proprietary intellectual property rights and computer programs, software and data owned or used by or registered in the name of ARIS or any of its Subsidiaries or in which ARIS or any of its Subsidiaries have any rights, licenses, or immunities (collectively, the "Intellectual Property"). ARIS has furnished CIBER with copies of all license agreements, with the exception of "shrink wrap" licenses, to which ARIS or any of its Subsidiaries are a party, either as licensor or licensee, with respect to any Intellectual Property. Except as described on Schedule 3.15, ARIS or the applicable Subsidiary have good and marketable title to or the right to use all such Intellectual Property for the conduct of the business as presently conducted or operated without the payment of any royalty or similar payment, and neither ARIS nor any of its Subsidiaries is infringing on any third party's intellectual property. ARIS is not aware of any infringement by others of any such rights owned by ARIS or any of its Subsidiaries. Neither ARIS nor any of its Subsidiaries have granted any licenses, releases, security interests or other rights in or relating to the Intellectual Property.

     Section 3.16 Labor Matters. There are no collective bargaining or other labor union agreements to which ARIS or any of its Subsidiaries are a party or by which any of them are bound. Since December 31, 1998 neither ARIS nor any of its Subsidiaries has been subject to any labor union organizing activity, or had any actual or, to ARIS's knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts. Section 3.17 Certain Employee Matters.

          (a) Except as set forth on Schedule 3.17(a), ARIS has furnished CIBER with forms of all ARSENSAL employment, non-interference and proprietary rights agreements along with a schedule indicating which forms apply to all current and former (terminated within 12 months of the date hereof) members of management, key personnel and employee consultants of ARIS and its Subsidiaries. No employee, agent, consultant or contractor of ARIS or any of its Subsidiaries who have contributed to or participated in the conception and development of proprietary rights of ARIS or any of its Subsidiaries has asserted or threatened any claim against ARIS or any of its Subsidiaries in connection with such person's involvement in the conception and development of the proprietary rights of ARIS or any of its Subsidiaries and, to the knowledge of ARIS, no such person has a reasonable basis for any such claim.

          (b) Except as set forth on Schedule 3.17(b), all current and former (terminated within 12 months of the date hereof) consultants to ARIS or any of its Subsidiaries who are independent contractors have (i) executed and delivered to ARIS or any of its Subsidiaries a non-interference agreement restricting such person's right to interfere with employees and contractors of ARIS or any of its Subsidiaries and customers and clients and prospective customers and clients of ARIS or any of its Subsidiaries during the term of such person's engagement and for at least six (6) months thereafter and (ii) been party to a "work for hire" arrangement or proprietary rights agreement with ARIS or any of its Subsidiaries pursuant to which either (x) in accordance with applicable federal and state law, ARIS or the applicable Subsidiary have been accorded full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (y) there has been conveyed to ARIS or the applicable Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising.

     Section 3.18 Insurance. Except as set forth on Schedule 3.18, all of the policies of fire, liability, product liability, worker's compensation, health and other forms of insurance presently in effect with respect to ARIS's and its Subsidiaries' businesses are valid and outstanding policies and provide insurance coverage for the properties, assets and operations of ARIS and its Subsidiaries, of the kinds, in the amounts and against the risks (i) required to comply, in all material respects, with laws and (ii) as management of ARIS deems to be adequate and as is customary for similar business organizations. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of ARIS and its Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

     Section 3.19 Taxes.

          (a) Except as set forth in Schedule 3.19, (i) ARIS has timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was properly completed and correct in all material respects at the time of filing, (ii) all Taxes including Taxes, if any, for which no Returns are required to be filed (x) of ARIS, (y) for which ARIS is or could otherwise be held liable, or (z) which are or could otherwise become chargeable as an encumbrance upon any property or assets of ARIS (the Taxes referred to in this Section being "Covered Taxes"), have been duly and timely paid, except for Taxes not yet due and payable that are disclosed in the financial statements referred to in Section 3.4 and except when the failure to file Returns or pay Taxes would not reasonably be expected to have a ARIS Material Adverse Effect,
     (iii) ARIS has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code that files a consolidated, unitary or combined return for federal, state, or foreign tax purposes and is not subject to any liability for the Taxes of any other person, including, without limitation, any liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provisions of state, local or foreign law, and (iv) ARIS is not and never has been a party to any Tax sharing agreement.

          (b) ARIS has delivered or made available to CIBER (i) complete and correct copies of all Returns filed by ARIS for taxable periods ending after December 31, 1998, and for all other taxable periods for which the applicable statute of limitations has not yet run and (ii) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of ARIS and relating to any Taxes for any period beginning after December 31, 1998.

          (c) Except as set forth in Schedule 3.19 or as disclosed in the financial statements referred to in Section 3.4, no Liens for Taxes exist with respect to any of the assets or properties of ARIS, other than for Taxes not yet due and payable and other than for Liens that could not reasonably be expected to have a ARIS Material Adverse Effect. The federal and state income Tax Returns of ARIS have not been examined by the Internal Revenue Service or equivalent state tax examiners and the statute of limitations with respect to the relevant Tax liability has expired for all taxable periods through and including the taxable year ended on December 31, 1997. Except as set forth in Schedule 3.19, each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Schedule 3.19, (i) no Returns with respect to federal income Taxes or other Taxes of ARIS are currently under audit or examination by the Internal Revenue Service or any other Taxing Authority, (ii) no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority, (iii) neither the Internal Revenue Service nor any other Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination and

     (iv) no adjustment under Section 481 of the Code is in effect or will be required as a result of the transfer of the Assets.

          (d) No person has made with respect to ARIS or any of its Subsidiaries, or with respect to any property held by ARIS or any of its Subsidiaries, any consent or election under Section 341(f) of the Code. Except as set forth in Schedule 3.19, (i) no property of ARIS or any of its Subsidiaries are "tax-exempt use property" within the meaning of Section 168(h) of the Code and (ii) neither ARIS nor any of its Subsidiaries are a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982.

          (e) Except as set forth in Schedule 3.19, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

          (f) Except as set forth on Schedule 3.19, no items of income attributable to transactions occurring on or before the close of the last preceding taxable year of ARIS will be required to be included in taxable income by ARIS in a subsequent taxable year by reason of ARIS reporting income on the installment sales method of accounting, the cash method of accounting, the completed contract method of accounting or the percentage of completion-capitalized cost method of accounting.

          (g) Except as set forth on Schedule 3.19, ARIS and its Subsidiaries have withheld and paid over all Taxes required to have been withheld and paid over and complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (h) Neither ARIS nor any of its Subsidiaries have been a party to any distribution occurring during the two year period prior to the date of the Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

          (i) Neither ARIS nor any of its Subsidiaries are a U.S. real property holding corporation within the meaning of Code Section 897(c)(2) ("USRPHC"), and has not been a USRPHC for the preceding five years. (j) ARIS is not aware of any condition that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization pursuant to Code Section 368(a)(1)(A).

     Section 3.20 ERISA.

          (a) Schedule 3.20 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, bonuses, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the employment agreements listed on Schedule 3.13), in each case maintained or contributed to, or required to be maintained or contributed to, by ARIS or any other person or entity that, together with ARIS, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with ARIS, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of ARIS (all the foregoing being herein called "Benefit Plans"). ARIS has delivered or made available to CIBER true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (iv) each trust agreement and insurance or annuity contract relating to any Benefit Plan. Each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have a ARIS Material Adverse Effect.

          (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause a ARIS Material Adverse Effect.

          (c) None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

          (d) All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under
     Section 501(c) of the Code or any third-party insurance company, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in financial statements of ARIS referred to in Section 3.4.

          (e) Each Benefit Plan that is a Pension Plan (hereinafter a "ARIS Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such ARIS Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked and revocation has not been threatened; no circumstances exist that would adversely affect the tax-qualification of such ARIS Pension Plan; and such ARIS Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that could be reasonably expected to materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. ARIS has delivered to CIBER a copy of the most recent determination letter received with respect to each ARIS Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all ARIS Pension Plan amendments as to which a favorable determination letter has not yet been received.

          (f) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; no prohibited transaction has occurred that could subject ARIS, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and neither ARIS nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject ARIS or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for prohibited transactions or liabilities that would not reasonably be expected to have a ARIS Material Adverse Effect.

          (g) The list of Welfare Plans in Schedule 3.20 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without ARIS having a ARIS Material Adverse Effect at any time after the Effective Time. ARIS complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in
     Section 5000(b)(1) of the Code.

          (h) No compensation payable by ARIS to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

          (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of ARIS or any of its Subsidiaries or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code). Schedule 3.20 sets forth (i) the maximum amount that could be paid to each executive officer of ARIS as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

     Section 3.21 Proxy Statement/ Prospectus. None of the information supplied or to be supplied by ARIS for inclusion or incorporation by reference in (i) the Form S-4, as it may be amended from time to time, will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus, as it may be amended from time to time, to be sent to the shareholders of ARIS in connection with the meeting of ARIS's shareholders to consider the adoption of this Agreement shall not, on the date the Proxy Statement/Prospectus is first mailed to ARIS's shareholders, at the time of the ARIS Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the ARIS Shareholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to ARIS or any of its affiliates, officers or directors should be discovered by ARIS which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement/Prospectus, ARIS shall promptly inform CIBER. Notwithstanding the foregoing, ARIS makes no representation or warranty with respect to any information supplied by CIBER which is contained in any of the foregoing documents.

     Section 3.22 State Takeover Statutes. The board of directors of ARIS has approved the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby the provisions of RCW 23B.19.010 through 23B.19.040 of the WBCA to the extent, if any, such sections are applicable to the Merger, this Agreement, and the transactions contemplated hereby and thereby. To ARIS's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, or the transactions contemplated hereby and thereby.

     Section 3.23 Business Relations. Neither ARIS nor any of its Subsidiaries have received from any material customer or supplier of ARIS or any of its Subsidiaries notice that such customer or supplier intends to change its business relationship with ARIS or any of its Subsidiaries in any material respect after consummation of the transactions contemplated by this Agreement.

     Section 3.24 Bank Accounts. Attached hereto as Schedule 3.24 is a list of all banks or other financial institutions with which ARIS or any of its Subsidiaries have an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the persons authorized as signatories thereon or to act or deal in connection therewith.

     Section 3.25 Disclosure. To ARIS's knowledge, no representation or warranty by ARIS in this Agreement and no statement contained in any document, certificate or other writing (including, without limitation, any business plan) prepared by ARIS or its representatives and furnished by ARIS to CIBER pursuant to the provisions hereof, affirmatively misstates a material fact or omits a material fact, necessary for such document, certificate or writing, to be accurately and completely responsive in all material respects to the purpose identified by CIBER to ARIS for which such information was furnished by ARIS to CIBER.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF CIBER

     Except as otherwise set forth in the section of the disclosure schedule of the same section number heading in the CIBER Disclosure Schedules, CIBER hereby represents and warrants to ARIS as follows:

     Section 4.1 Organization. CIBER is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. CIBER and its Subsidiaries are duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by them or the character of the property owned, leased or used by them makes such qualification and/or licensing necessary, except where the failure to be so qualified and as licensed would not have a CIBER Material Adverse Effect.

     Section 4.2 Capitalization.

          (a) At March 31, 2001:

               (i) CIBER's authorized capital stock consists of (x) 100,000,000 shares of CIBER Common Stock, par value $.01 per share, of which 59,582,000 shares were issued and outstanding and (y) 5,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued and outstanding;

               (ii)  There  were  outstanding   stock  options  to  purchase  an
          aggregate of 5,796,315 Shares of CIBER Common Stock.

          (b) When issued in conjunction with this Agreement and after consideration is received therefor, the Shares to be issued to Shareholders pursuant to Section 2.3 will be duly authorized, validly issued, fully paid and non-assessable.

     Section 4.3 Authority Relative to this Agreement; Non-contravention.

          (a) CIBER has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIBER, the performance by CIBER of its obligations hereunder and the consummation by CIBER of the transactions contemplated herein have been duly authorized by the board of directors of CIBER, and no other corporate proceedings on the part of CIBER are necessary to authorize the execution and delivery of this Agreement, the performance by CIBER of its obligations hereunder and the consummation by CIBER of the transactions contemplated hereby. This Agreement has been duly executed and delivered by CIBER and constitutes a valid and binding obligation of CIBER, enforceable against CIBER in accordance with its terms.

          (b) Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement by CIBER, nor the consummation by CIBER of the transactions contemplated herein, nor compliance by CIBER with any of the provisions hereof will (i) conflict with or result in any breach of the certificate of incorporation or by-laws of CIBER, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of CIBER, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which CIBER is a party or by which CIBER or any of its properties or assets may be bound, or any permit, concession, franchise or license applicable to them or their respective properties or assets, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to CIBER or any of its properties or assets, other than any such event described in items (ii) or (iii) that would not reasonably be expected (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a CIBER Material Adverse Effect.

          (c) Except for the filing of the Articles of Merger and Plan of Merger with the Secretary of State of the State of Washington, the filing of the Certificate of Merger and Plan of Merger with the Secretary of State of the State of Delaware, and any such filings as may be required by the Exchange Act, the HSR Act, and any foreign antitrust law a regulation, no action by CIBER or any governmental authority is necessary for CIBER's execution and delivery of this Agreement or the consummation by CIBER of the transactions contemplated hereby, except where the failure to obtain or take such action would not reasonably be expected (i) to prevent the consummation of the transactions contemplated hereby or (ii) to have a CIBER Material Adverse Effect.

          (d) Except for any action  contemplated  by subsection  (c) above,  no consents, approvals, orders, registrations, declarations, filings or authorizations are required on the part of CIBER for or in connection with the execution and delivery of this Agreement or the consummation by CIBER of the transactions contemplated hereby.

     Section 4.4 SEC Reports and Financial Statements. Since January 1, 1998, CIBER has filed with the SEC all CIBER SEC Reports required to be filed by CIBER with the SEC. As of their respective dates, the CIBER SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the respective rules and regulations promulgated thereunder applicable to such CIBER SEC Reports and, except to the extent that information contained in any CIBER SEC Report has been revised or superseded by a later CIBER SEC Report filed and publicly available prior to the date of this Agreement (a "CIBER Filed SEC Document"), none of the CIBER SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of CIBER included in the CIBER SEC Reports which are publicly available prior to the date of this Agreement, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly the consolidated financial position of CIBER and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the CIBER SEC Reports, neither CIBER nor any of the CIBER Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of CIBER and its consolidated Subsidiaries or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a CIBER Material Adverse Effect. None of the CIBER Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the Exchange Act.

     Section 4.5 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which CIBER or any of its Subsidiaries has received any notice of assertion nor, to CIBER's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against CIBER or any of its Subsidiaries which reasonably would be likely to have a CIBER Material Adverse Effect to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     Section 4.6 Statements; Proxy Statement/Prospectus. None of the information supplied or to be supplied by CIBER for inclusion or incorporation by reference in the ARIS Proxy Statement shall, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, CIBER makes no representation or warranty with respect to any information supplied by ARIS or any of its representations for inclusion in the Proxy Statement/Prospectus.

     Section 4.7 Broker's or Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or authorized to act on behalf of CIBER who might be entitled to any fee or commission from ARIS in connection with the transactions contemplated by this Agreement.

     Section 4.8 Tax Status. Neither CIBER nor any of its affiliates has taken or agreed to take any action or is aware of any condition that would prevent
ARIS from treating the transactions provided for herein as a reorganization described in Section 368(a)(1)(A) of the Code.

                                   ARTICLE V
                         COVENANTS AND OTHER AGREEMENTS

     Section 5.1 Conduct of Business by ARIS. ARIS covenants and agrees that, prior to the Effective Time, unless CIBER shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

          (a) The business of ARIS shall be conducted in the ordinary and usual course of business, consistent with past practices, and ARIS shall use its reasonable best efforts to (i) maintain and preserve intact ARIS's business organization, (ii) keep available the services of its officers and employees, and (iii) maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

          (b) Without limiting the generality of the foregoing subsection (a), ARIS shall not, directly or indirectly:

               (i) sell, lease, transfer, mortgage or otherwise encumber, subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of its business, except for the sale of the Real Property as contemplated in Section 3.14(c);

               (ii) amend or propose to amend its articles of incorporation or by-laws, reincorporate in any jurisdiction, dissolve, liquidate or merge with any entity (whether or not ARIS is the survivor);

               (iii) split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

               (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of ARIS or any options, warrants or rights to acquire capital stock of ARIS;

               (v) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) ARIS may issue ARIS Common Stock (x) upon the valid exercise of ARIS options outstanding as of the date of this Agreement and (y) pursuant to the ARIS Employee Stock Purchase Plan, and (2) ARIS may, in the ordinary course of business and consistent with past practices and at the fair market value on the date of grant, grant options under its stock option plans to purchase no more than a total of 90,000 shares of ARIS Common Stock to current employees of the ARIS and the employees hired by ARIS after the date of this Agreement);

               (vi) modify the terms of any existing Indebtedness or incur any Indebtedness or issue any debt securities, except Indebtedness incurred in the ordinary course of business, other than extending ARIS'S existing line of credit on the same terms as the current line of credit;

               (vii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any material loans or advances or capital contributions to, or investments in, any other person;

               (viii) authorize, recommend or propose any material change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

               (ix) adopt or establish any new employee benefit plan or amend in any material respect any employee benefit plan or, increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan except in a manner consistent with ARIS's historical salary review procedures;

               (x) make any  payments  with  respect to, enter into or amend any employment, consulting, severance or indemnification agreement with any director, officer or employee of ARIS, or any collective bargaining agreement or other obligation to any labor organization or employee;

               (xi) make any material tax election or settle or compromise any liability for Taxes;

               (xii)   make  or  commit  to  make   capital   expenditures   for
          acquisitions of other businesses, capital assets, properties, or intellectual property that exceed $250,000 in the aggregate;

               (xiii) make any changes in its reporting for Taxes or accounting procedures other than as required by GAAP or applicable law;

               (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent ARIS financial statements as disclosed on Schedule 3.4 that were provided to CIBER or incurred after the date of such financial statements in the ordinary course of business consistent with past practice; settle any litigation or other legal proceedings involving a payment of more than $50,000 in any one case by or to ARIS; or waive the benefits of, or agree to modify in any manner, any noncompetition, confidentiality, standstill or similar agreement to which ARIS is a party;

               (xv) write off any accounts or notes receivable except in the ordinary course of business consistent with past practices;

               (xvi) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to ARIS;

               (xvii) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may reasonably be expected to have the effect of, damaging CIBER or ARIS; or

               (xviii) enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing.

          (c) ARIS shall promptly advise CIBER orally and in writing of any change or event having, or which would reasonably be expected to have, a ARIS Material Adverse Effect.

          (d) ARIS shall use reasonable best efforts to roll-up all of its Subsidiaries, except ARIS UK, LTD.

     Section 5.2 Conduct of Business by CIBER. CIBER covenants and agrees that, prior to the Effective Time, unless ARIS shall otherwise agree in writing or except in connection with the transactions contemplated by this Agreement:

          (a) The business of CIBER shall be conducted in the ordinary and usual course of business, consistent with past practices, and CIBER shall use its reasonable best efforts to (i) maintain and preserve intact CIBER's business organization, (ii) keep available the services of its officers and employees, and (iii) maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

          (b) Without limiting the generality of the foregoing subsection (a), CIBER or any of its Subsidiaries shall not, directly or indirectly: (i) amend or propose to amend its articles of incorporation or by-laws, or reincorporate in any jurisdiction; (ii) split, combine or reclassify any outstanding shares of, or interests in, its capital stock; (iii) declare or pay any dividend on its capital stock, whether in cash, shares of capital stock or in kind; and (iv) dissolve, liquidate or merge with any entity (whether or not CIBER is the survivor) if the resulting revenue or Tangible Net Worth is adversely affected by twenty percent (20%) or more.

     Section 5.3 Proxy Material; Stockholder Meeting.

          (a) ARIS shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of ARIS Common Stock to vote on a proposal to adopt this Agreement (the "ARIS Shareholders' Meeting"). The ARIS Shareholders' Meeting shall be held (on a date selected by ARIS in consultation with CIBER) as promptly as practicable. ARIS shall ensure that all proxies solicited in connection with the ARIS Shareholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b) Subject to Section 5.3(c): (i) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of ARIS recommends that ARIS's shareholders vote to adopt this Agreement at the ARIS Shareholders' Meeting (the recommendation of ARIS's board of directors that ARIS's shareholders vote to adopt this Agreement being referred to as the "ARIS Board Recommendation"); and (ii) the ARIS Board Recommendation shall not be withdrawn or modified in a manner adverse to CIBER, and no resolution by the board of directors of ARIS or any committee thereof to withdraw or modify the ARIS Board Recommendation in a manner adverse to CIBER shall be adopted or proposed.

          (c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the adoption of this Agreement by the Required ARIS Shareholder Vote, the ARIS Board Recommendation may be withdrawn or modified in a manner adverse to CIBER if: (i) a proposal to acquire (by merger or otherwise) all of the outstanding shares of ARIS Common Stock is made to ARIS and is not withdrawn; (ii) ARIS provides CIBER with at least three (3) business days prior notice of any meeting of ARIS's board of directors at which such board of directors will consider and determine whether such offer is a Superior Proposal; (iii) ARIS's board of directors determines in good faith (after consultation with its legal counsel and other appropriate advisers and based upon such information and opinions that it deems appropriate under the circumstances) that such offer constitutes a Superior Proposal; (iv) ARIS's Board of Directors determines in good faith to withdraw or modify the ARIS Board Recommendation is required in order for ARIS's Board of Directors to comply with its fiduciary obligations to ARIS's shareholders under applicable law; and (v) neither ARIS nor any of its Representatives shall have violated any of the restrictions set forth in Section 5.4.

          (d) ARIS's obligation to call, give notice of and hold the ARIS Shareholders' Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the ARIS Board Recommendation.

          (e) Should the Proxy Statement/Prospectus be selected for review by the SEC, then each of ARIS and CIBER shall have the right to participate in the review process by, without limitation, (i) receiving both written and oral SEC comments, (ii) participating in the drafting of comment responses, and (iii) approving the final response letter and any and all amendments to the Proxy Statement/Prospectus.

          Section 5.4 Confidentiality. CIBER, on the one hand, and ARIS, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, including state and federal securities laws, rules and regulations, court process or pursuant to any listing agreement with any securities exchange. In the event the transactions contemplated herein are not consummated, CIBER, on the one hand, and ARIS, on the other hand, shall hold all information provided to each by the other in strict confidence, and shall not disclose or disseminate such information to anyone other than its employees, lenders, investors and professional advisors (such as financial consultants, accountants and counsel) with a need to know or as required by law.

     Section 5.5 Employee Matters.

          (a) To the extent ARIS's employees accept employment from CIBER, such employees shall be able to participate in and, provided that ARIS's Benefit Plans are in compliance with the applicable regulations roll-over their retirement funds into, plans in which similarly situated CIBER employees are eligible to participate, and shall to the extent permitted by CIBER's plans, receive credit for years of service with ARIS for purposes of eligibility and vesting with respect to (i) such benefit plans, (ii) CIBER vacation accrual and (iii) CIBER's employee stock purchase plan.

          (b) CIBER shall continue sponsorship of ARIS's 401(k) plan in its present form following the Effective Time until it is prepared to commence the process of merging

     ARIS's plan into CIBER's plan. ARIS's 401(k) plan shall be frozen to new contributions in preparation for the merger of the plans as of the date ARIS's employees first participate in CIBER's 401(k) plan regardless of the date the 401(k) plans are merged. ARIS employees shall be permitted to participate in CIBER's 401(k) plan as soon as practical after the Effective Time.

          (c) CIBER will make available a pool of non-statutory stock options to purchase 100,000 shares of CIBER Common Stock to be granted to certain employees of ARIS who accept employment with CIBER. Options to purchase such shares shall be granted at the Effective Time, or as soon thereafter as practicable, pursuant to agreements in the form attached hereto as Exhibit E (the "Option Agreements"). The employees who shall receive such options at the Closing shall be determined by mutual agreement of CIBER and ARIS prior to the Effective Time. The exercise price of options granted pursuant to this subsection will be the fair market value of the CIBER Closing Stock at the Effective Time. The options shall vest over a period of four (4) years.

     Section 5.6 Health Insurance. From the Effective Time, CIBER shall, or shall cause the Surviving Corporation to, provide group health plan coverage as defined in Section 5000(b)(1) of the Code. Such coverage shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the ARIS Employees under the Employee Plans) under any group health plans of CIBER or the Surviving Corporation to be waived with respect to the Company Employees and their eligible dependents and (ii) give each ARIS Employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time, and
(iii) comply with continuation of group coverage in accordance with the Consolidated Omnibus Reconciliation Act ("COBRA" and Section 4980B of the Code, and the Health Insurance Portability and Accounting Act ("HIPAA") in respect to each individual who was an employee of ARIS or a spouse or dependent of any such employee, who has subsequently become an employee of CIBER.

     Section 5.7 Other Offers.

          (a) From the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, no Restricted Person will, directly or indirectly (i) take any action to solicit, initiate or encourage any Acquisition Proposal, or (ii) subject, in the case of ARIS, to the fiduciary duties of its Board of Directors under applicable law as advised by counsel to ARIS, with a view to pursuing an Acquisition Proposal with any person (x) engage in negotiations with, or (y) disclose any nonpublic information relating to ARIS, or (z) afford access to the properties, books or records of ARIS to, any such person.

          (b) From the date of this Agreement until the earlier of the termination of this Agreement on the Closing Date, ARIS shall notify CIBER (in accordance with Section 8.3 hereof) promptly (and in any event within forty-eight hours) after receipt of an Acquisition Proposal, and shall in any such notice indicate in reasonable detail the identity of the Person making such Acquisition Proposal and the terms and conditions thereof. ARESENAL shall keep CIBER fully informed of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal.

     Section 5.8 Indemnification of Officers and Directors.

          (a) All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of the ARIS at or prior to the date of this Agreement (the "Indemnified Persons") shall survive the Merger and shall be observed by CIBER to the fullest extent permitted by Delaware law for a period of six years from the Effective Time.

          (b) From the Effective Time until the sixth anniversary of the Effective Time, CIBER shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the ARIS as of the date of this Agreement in the form disclosed by the ARIS to CIBER prior to the date of this Agreement (the "Existing Policy"); provided, however, that in no event shall CIBER be required to pay an annual premium on such insurance policy that is greater than 150% of ARIS's current annual premiums paid by ARIS for such insurance policy (calculated on a cumulative basis giving credit to any prior year(s) in which such premiums are less than 150% of ARIS's current annual premiums); and provided further that if the annual premiums of such insurance exceed such amount, CIBER shall be obligated to obtain a policy with the greatest coverage available, for a cost not exceeding such amount.

     Section 5.9 Stock Exchange Listing. CIBER shall use reasonable best efforts to cause the shares of CIBER Common Stock issued as Stock Consideration in the Merger to be approved for listing on the New York Stock Exchange subject to official notice of issuance, prior to the Effective Time.

     Section 5.10 Filings; Other Action. Subject to the terms and conditions herein provided, ARIS and CIBER shall and shall cause any appropriate other party to: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     Section 5.11 Satisfaction of Conditions. Subject to the terms and conditions of this Agreement, CIBER and ARIS will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to satisfy the conditions to the other party's obligation to consummate this Agreement. The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transaction contemplated hereby in accordance with this Agreement.

     Section 5.12 Application of Restrictions. ARIS shall take all necessary steps to avoid the application of the restrictions contained in section 23B.19.040 of the WBCA.

     Section 5.13 Survival. None of the representations and warranties made by ARIS or CIBER in this Agreement shall survive the Closing.

     Section 5.14 Tax-Free Reorganization. The parties hereto shall use all reasonable best efforts to cause the transactions contemplated hereby to be treated for all purposes and to be recognized as a reorganization under Section 368(a)(1)(A) of the Code and any other applicable state or federal law.

     Section 5.15 Section 16b-3. Prior to the Effective Time, CIBER and ARIS shall take all such steps as may be required to cause and any other dispositions of capital stock of CIBER and ARIS (including derivative securities thereof) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with respect to ARIS to be exempt under Rule 16b-3 of the 1934 Act.

     Section 5.16 Preservation of Tax Benefit. If CIBER determines, after consultation with its outside tax counsel, that the transaction contemplated hereby may not be recognized as a reorganization under Section 368(a)(1)(A) of the Code by reason of the value of the Stock Consideration, as measured by the anticipated closing price of a share of CIBER Common Stock on the Closing Date, CIBER and ARIS upon mutual agreement may, in their discretion, (a) increase the number of shares of CIBER included in the Stock Consideration and (b) correspondingly decrease the amount of the Cash Consideration (but without decreasing the aggregate value of the Merger Consideration) to the extent CIBER reasonably deems necessary or appropriate to qualify the transaction as a reorganization under Section 368(a)(1)(A) of the Code.

     Section 5.17 Officer's Certificates. ARIS shall use its reasonable best efforts to cause an officer of ARIS to provide a certificate containing customary representations, in a form provided by CIBER, as a basis for the tax opinion to be delivered by Davis Graham & Stubbs LLP to CIBER and CIBER shall use its reasonable best efforts to cause an officer of CIBER to provide a certificate containing customary representations, in a form provided by ARIS, as a basis for the tax opinion to be delivered by PricewaterhouseCoopers LLP to ARIS.

     Section 5.18 Affiliates. Not less than 30 days prior to the Effective Time, ARIS shall deliver to CIBER a letter identifying all persons who, in the opinion of ARIS, may be deemed at the time this Agreement is submitted for approval by the shareholders of ARIS, "affiliates" of ARIS for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect any changes from the date thereof. ARIS shall use reasonable best efforts to cause each person identified on such list delivered to CIBER not less than 15 days prior to the Effective Time, a written agreement in customary form.

     Section 5.19 Multiple Employer Plan. ARIS shall use its reasonable best efforts to spin off a plan for the Noetix Corporation employees from the ARIS 401(k) profit sharing plan prior to the Closing Date such that at the Closing Date no accounts for employees or former employees of Noetix shall be included in the ARIS 401(k) profit sharing plan; provided, however, that if ARIS is not able to accomplish such a spin off prior to the Closing Date, then ARIS shall freeze the plan to future Noetix contributions on the Closing Date.

     Section 5.20 ARIS, UK Ltd. ARIS shall use its reasonable best efforts to be current by the Closing Date in all of its statutory audit and tax filings in the United Kingdom with respect to ARIS, UK Ltd.

                                   ARTICLE VI
                                   CONDITIONS

     Section 6.1 Conditions to the Obligation of Each Party. Unless waived in writing by the parties, the obligations of each of ARIS and CIBER to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement, and the consummation of the transactions contemplated by this Agreement shall have been approved and adopted by the requisite vote of the shareholders of ARIS as required by the WBCA and its articles of incorporation and by-laws.

          (b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the transactions contemplated by this Agreement, including the holding, directly or indirectly, by CIBER of any of the assets of ARIS, illegal or otherwise prevent the consummation of the transactions contemplated by this Agreement.

          (c) All waivers, consents, approvals and actions or non-actions of any Governmental Entity and of any other third party required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended, except for such failures to obtain such waiver, consent, approval or action which would not be reasonably likely (x) to prevent the consummation of the transactions contemplated hereby or (y) to have a ARIS Material Adverse Effect or a CIBER Material Adverse Effect.

          (d) The Form S-4 Registration Statement shall be effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

          (e) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between CIBER and the Federal Trade Commission or the Department of Justice pursuant to which CIBER has agreed not consummate the Merger for a period of time; any similar waiting period under any applicable foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation shall have been obtained.

          (f) There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement. Section

     6.2 Additional Conditions to the Obligations of ARIS. The obligations of ARIS to effect the transactions contemplated by this Agreement is also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by ARIS:

          (a) CIBER shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed or complied with by it hereunder at or prior to the Closing Date.

          (b) The representations and warranties of CIBER in this Agreement shall be true and correct as if made on the Closing Date.

          (c) ARIS shall have received a certificate signed by an executive officer of CIBER certifying to the matters set forth in Sections 6.2(a),
     (b), (d) and (f). (d) The Shares shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

          (e) ARIS shall have received the written confirmation of PricewaterhouseCoopers LLP, effective as of the Closing Date, to the effect that the transaction contemplated by this Agreement qualifies as a reorganization as described in Section 368(a)(1)(A) of the Code.

          (f) CIBER's Tangible Net Worth on the CIBER Final Closing Balance Sheet shall be at least ninety percent (90%) of its Tangible Net Worth on May 31, 2001.

     Section 6.3 Additional Conditions to the Obligations of CIBER. The obligation of CIBER to effect the transactions contemplated by this Agreement are also subject to the fulfillment at or prior to the Closing Date of the following conditions, unless such conditions are waived in writing by CIBER:

          (a) ARIS shall have performed or complied in all material respects with each obligation, agreement and covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

          (b) The representations and warranties of ARIS set forth in this Agreement shall be (i) in the case of representations and warranties qualified by materiality or Material Adverse Effect or the like, true and correct as of the Closing Date, and (ii) in the case of representations and warranties not so qualified, true and correct in all material respects as of the Closing Date, with the same force and effect as if made on the Closing Date, other than such representations and warranties as are made as of another date.

          (c) CIBER shall have received a certificate signed by an executive officer of ARIS, dated as of the Closing Date, certifying to the matters set forth in Sections 6.3(a), (b), (f), (g), and (h), and a certificate signed by the secretary of ARIS, dated as of the Closing Date, certifying the articles of incorporation, by-laws and resolutions of the ARIS directors and the holders of ARIS stock approving this Agreement and the transactions contemplated hereby.

          (d) There shall not be pending any legal proceeding in which, in the reasonable judgment of CIBER, there is a reasonable possibility of an outcome that would have a Material Adverse Effect on ARIS or on CIBER: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from CIBER or any of its Subsidiaries, or ARIS any damages or other relief that may be material to CIBER; (c) seeking to prohibit or limit in any material respect CIBER's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of ARIS; (d) which would affect adversely the right of CIBER, or of ARIS, to own the assets or operate the business of ARIS; or (e) seeking to compel CIBER or ARIS, or any Subsidiary of CIBER or ARIS, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

          (e) CIBER shall have received the opinion of Van Valkenberg Furber Law Group, P.L.L.C., ARIS's Counsel dated as of the Closing Date, in a form reasonably satisfactory to CIBER.

          (f) CIBER shall have received, effective as of the Closing Date, the resignations of each director of ARIS.

          (g) The appropriate executive officers of ARIS, on ARIS's behalf, shall have delivered to CIBER a certificate of non-foreign status under
     Section 1445 of the Code.

          (h) Holders of no more than 10% of the ARIS Stock shall have exercised their right to dissent to the Merger in accordance with the WBCA.

          (i) CIBER shall have received such other documents and instruments as may reasonably be required by CIBER to consummate the transactions contemplated by this Agreement.

          (j) CIBER shall have received written confirmation from Davis Graham & Stubbs LLP, effective as of the Closing Date, to the effect that the transaction contemplated by this Agreement qualifies as a reorganization as described in Section 368(a)(1)(A) of the Code.

          (k) ARIS shall not have suffered or incurred any ARIS Material Adverse Effect since March 31, 2001.

                                   ARTICLE VII
                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time whether before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or shareholders of the parties hereto:

          (a) by mutual written consent of CIBER and ARIS;

          (b) by either of CIBER or ARIS if the Closing Date shall not have occurred within 150 days from the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

          (c) by ARIS if CIBER  shall have  failed to  perform  in any  material
     respect  any  of  its  representation,   warranties,   covenants  or  other
     agreements contained in this agreement;

          (d) by CIBER if ARIS  shall have  failed to  perform  in any  material
     respect  any  of  its  representation,   warranties,   covenants  or  other
     agreements contained in this agreement;

          (e) by either CIBER or ARIS if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

          (f) by ARIS or CIBER if (i) the ARIS Shareholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and ARIS's shareholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required ARIS Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this
     Section 7.1(f) if the failure to obtain such shareholder approval is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

          (g) by CIBER if ARIS shall have breached Section 5.7(a); (h) by ARIS if the average of the daily closing prices of a share of CIBER Common Stock on the NYSE for the five (5) consecutive trading days ended three (3) days prior to the Closing Date is less than $4.00;

          (i) by ARIS if CIBER's Tangible Net Worth on the Final Closing Balance Sheet Date shall not be at least ninety percent (90%) of its Tangible Net Worth on May 31, 2001;

          (j) by CIBER if ARIS shall have suffered or incurred any ARIS Material Adverse Effect since March 31, 2001.

          (k) by CIBER if prior to the ARIS Shareholders' meeting, ARIS receives an Acquisition Proposal that it determines is a Superior Proposal in accordance with Section 5.3(c) and resolves to accept such Superior Proposal or the Board of Directors of ARIS (or a committee thereof) shall have withdrawn, modified or amended in any manner adverse to CIBER its approval or recommendation in favor of the Merger, or shall have recommended or approved an Acquisition Proposal or shall have resolved to do any of the foregoing.

     Section 7.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void, provided, however, that

(i) this Section 7.2, Sections 7.3 and 5.4 and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, and
(ii) the termination of this Agreement shall not relieve any party from any liability for any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant or other provision contained in this Agreement.

     Section 7.3 Expenses; Termination Fee. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

          (a) In the event that this Agreement is terminated by CIBER pursuant to Sections 7.1 (g) or (k), then ARIS shall pay to CIBER a termination fee of $1,500,000;

          (b) In the event this  Agreement  is  terminated  by ARIS  pursuant to
     Section 7.1(i), then CIBER shall pay to ARIS a termination fee of $1,500,000;

          (c) If all of the conditions of Sections 6.1 and 6.3 shall have been satisfied and CIBER determines not to consummate all of the transactions contemplated by this Agreement, the parties agree that such action would cause actual injury to ARIS, the nature of which would be difficult to ascertain, and therefore CIBER would pay to ARIS liquidated damages in the amount of $2,500,000 as the sole and exclusive remedy of ARIS with respect to such action and otherwise with respect to this Agreement.

     If ARIS or CIBER fails to pay within three (3) business days any amount payable under this Section 7.3, then (i) the obligor party shall reimburse obligee party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the obligee party of its rights under this Section 7.3, and
(ii) the obligor party shall pay to obligee party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid) at a rate per annum equal to 2% over the "prime rate" (as reported by the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     Section 8.1 Interpretation; Governing Law, Jurisdiction and Service of Process. This Agreement shall be construed as though prepared by both parties hereto and shall be construed without regard to any presumption or other rule requiring construction against the party causing an agreement to be drafted. This Agreement shall be construed and governed by the laws of the State of Colorado (without giving effect to its principles of conflicts of laws). Notwithstanding anything to the contrary in the previous sentence, the duties of the Board of Directors of ARIS shall be construed and governed by the laws of the State of Washington. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against the applicable party in the courts of the State of Colorado or, if it has or can obtain jurisdiction, in the United States District Court for such state, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this section may be served on any party anywhere in the world, whether within or without the State of Colorado, and may also be served upon any party in the manner provided for giving notices to it or him in Section 8.4 below.

     Section 8.2 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no party may assign his, her or its rights or obligations under this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

     Section 8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first-class mail, certified or registered with return receipt requested, or by commercial overnight courier and shall be deemed to have been duly given upon hand delivery, delivery by commercial overnight courier to the address specified below, or deposit in the U.S. mail as provided above, addressed as follows:

             If to ARIS

             ARIS Corporation
             2229 112th Avenue NE
             Bellevue, WA  98004-2936
             Attention:   Kendall W. Kunz
             Telephone:   (425) 372-2704
             Facsimile:   (425) 372-2798

             with a copy to (which shall not constitute notice):

             Van Valkenberg Furber Law Group, P.L.L.C.
             1325 Fourth Avenue, Suite 1200
             Seattle, WA  98101-2509
             Attention:  Bradley B. Furber
             Telephone:  (202) 464-0460
             Facsimile:  (202) 464-2857

             If to CIBER:

             CIBER, Inc.
             5251 DTC Parkway, Suite 1400
             Greenwood Village, Colorado  80111
             Attention:  David Durham
             Telephone:  (303) 220-0100
             Facsimile:  (303) 220-7100
             with a copy to (which shall not constitute notice):

             Davis Graham & Stubbs LLP
             1550 17th Street, Suite 500
             Denver, CO 80202
             Attention:  John McCabe
             Telephone:  (303) 892-9400
             Facsimile:  (303) 893-1379

To such other address as to which notice is provided in accordance with this Section.

     Section 8.4 Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

     Section 8.5 Third-Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit nor confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors and legal representatives.

     Section 8.6 Further Assurances. From time to time after the Closing Date, ARIS shall execute all such instruments as CIBER shall reasonably request in order more effectively to consummate this transaction contemplated by this Agreement to CIBER. The parties shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

     Section 8.7 Entire Agreement; Modifications. This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

     Section  8.8  Headings.  The  section  headings  herein  are  intended  for
reference  and  shall  not  by  themselves   determine   the   construction   or
interpretation of this Agreement.

     Section 8.9 Counterparts. This Agreement may be executed in one or more counterparts, in original or by facsimile, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

     Section 8.10 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                   CIBER, Inc.,
                                   a Delaware corporation


                                   By:
                                      -----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------



                                   ARSENAL Acquisition Corporation,
                                   a Delaware corporation


                                   By:
                                      -----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------


                                   ARIS Corporation,
                                   a Washington corporation


                                   By:
                                       ----------------------------------------
                                   Name:
                                         --------------------------------------
                                   Title:
                                          -------------------------------------